SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

Schedule 13G

(Rule 13d-102)

INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO RULES 13d-1 (b), (c) AND (d) AND AMENDMENTS THERETO FILED PURSUANT TO 13d-2 (b)

(Amendment No. )

SOURCEFIRE, INC.

(Name of Issuer)

COMMON STOCK

(Title of Class of Securities)

83616T108

(CUSIP Number)

12/31/07

(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

[   ]

Rule 13d-1(b)

[   ]

Rule 13d-1(c)

[X]

Rule 13d-1(d)

(Continued on following pages)

Page 1 of 12 Pages

CUSIP NO. 83616T108	13 G	Page 2 of 12 Pages

1	NAME OF REPORTING PERSON SEQUOIA CAPITAL FRANCHISE FUND, L.P. (“SCFF”) I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) 94-3324307
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) [ ] (b) [X]
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION DELAWARE
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 1,179,895
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 1,179,895
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,179,895
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES [ ]
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 4.8%
12	TYPE OF REPORTING PERSON PN

CUSIP NO. 83616T108	13 G	Page 3 of 12 Pages

1	NAME OF REPORTING PERSON SEQUOIA CAPITAL FRANCHISE PARTNERS, L.P. (“SCFP”) I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) 94-3330616
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) [ ] (b) [X]
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION DELAWARE
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 160,894
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 160,894
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 160,894
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES [ ]
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 0.7%
12	TYPE OF REPORTING PERSON PN

CUSIP NO. 83616T108	13 G	Page 4 of 12 Pages

1	NAME OF REPORTING PERSON SCFF MANAGEMENT, LLC (“SCFF LLC”) I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) 94-3324306
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) [ ] (b) [X]
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION DELAWARE
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 1,340,789 shares of which 1,179,895 shares are directly held by SCFF and 160,894 shares are directly held by SCFP. SCFF LLC is the General Partner of SCFF and SCFP.
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 1,340,789 shares of which 1,179,895 shares are directly held by SCFF and 160,894 shares are directly held by SCFP. SCFF LLC is the General Partner of SCFF and SCFP.
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,340,789
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES [ ]
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 5.5%
12	TYPE OF REPORTING PERSON OO

CUSIP NO. 83616T108	13 G	Page 5 of 12 Pages

1	NAME OF REPORTING PERSON MICHAEL MORITZ I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) [ ] (b) [X]
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION USA
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
6

SHARED VOTING POWER

1,340,789 shares of which 1,179,895 shares are directly held by SCFF and 160,894 shares are directly held by SCFP.  Mr. Moritz is a Managing Member of SCFF LLC.  Mr. Moritz disclaims beneficial ownership of all such shares except to the extent of his individual pecuniary interest therein.

	7	SOLE DISPOSITIVE POWER 0
8

SHARED DISPOSITIVE POWER

1,340,789 shares of which 1,179,895 shares are directly held by SCFF and 160,894 shares are directly held by SCFP.  Mr. Moritz is a Managing Member of SCFF LLC.  Mr. Moritz disclaims beneficial ownership of all such shares except to the extent of his individual pecuniary interest therein.

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,340,789
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES [ ]
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 5.5%
12	TYPE OF REPORTING PERSON IN

CUSIP NO. 83616T108	13 G	Page 6 of 12 Pages

1	NAME OF REPORTING PERSON DOUGLAS LEONE I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) [ ] (b) [X]
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION USA
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
6

SHARED VOTING POWER

1,340,789 shares of which 1,179,895 shares are directly held by SCFF and 160,894 shares are directly held by SCFP.  Mr. Leone is a Managing Member of SCFF LLC.  Mr. Leone disclaims beneficial ownership of all such shares except to the extent of his individual pecuniary interest therein.

	7	SOLE DISPOSITIVE POWER 0
8

SHARED DISPOSITIVE POWER

1,340,789 shares of which 1,179,895 shares are directly held by SCFF and 160,894 shares are directly held by SCFP.  Mr. Leone is a Managing Member of SCFF LLC.  Mr. Leone disclaims beneficial ownership of all such shares except to the extent of his individual pecuniary interest therein.

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,340,789
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES [ ]
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 5.5%
12	TYPE OF REPORTING PERSON IN

CUSIP NO. 83616T108	13 G	Page 7 of 12 Pages

1	NAME OF REPORTING PERSON MARK STEVENS I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) [ ] (b) [X]
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION USA
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
6

SHARED VOTING POWER

1,340,789 shares of which 1,179,895 shares are directly held by SCFF and 160,894 shares are directly held by SCFP.  Mr. Stevens is a Managing Member of SCFF LLC.  Mr. Stevens disclaims beneficial ownership of all such shares except to the extent of his individual pecuniary interest therein.

	7	SOLE DISPOSITIVE POWER 0
8

SHARED DISPOSITIVE POWER

1,340,789 shares of which 1,179,895 shares are directly held by SCFF and 160,894 shares are directly held by SCFP.  Mr. Stevens is a Managing Member of SCFF LLC.  Mr. Stevens disclaims beneficial ownership of all such shares except to the extent of his individual pecuniary interest therein.

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,340,789
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES [ ]
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 5.5%
12	TYPE OF REPORTING PERSON IN

CUSIP NO. 83616T108	13 G	Page 8 of 12 Pages

1	NAME OF REPORTING PERSON MICHAEL GOGUEN I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) [ ] (b) [X]
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION USA
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
6

SHARED VOTING POWER

1,340,789 shares of which 1,179,895 shares are directly held by SCFF and 160,894 shares are directly held by SCFP.  Mr. Goguen is a Managing Member of SCFF LLC.  Mr. Goguen disclaims beneficial ownership of all such shares except to the extent of his individual pecuniary interest therein.

	7	SOLE DISPOSITIVE POWER 0
8

SHARED DISPOSITIVE POWER

1,340,789 shares of which 1,179,895 shares are directly held by SCFF and 160,894 shares are directly held by SCFP.  Mr. Goguen is a Managing Member of SCFF LLC.  Mr. Goguen disclaims beneficial ownership of all such shares except to the extent of his individual pecuniary interest therein.

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,340,789
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES [ ]
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 5.5%
12	TYPE OF REPORTING PERSON IN

CUSIP NO. 83616T108	13 G	Page 9 of 12 Pages

ITEM 1.

(a)

Name of Issuer:

Sourcefire, Inc.

(b)

Address of Issuer’s Principal Executive Offices:

9770 Patuxent Woods Drive

Columbia, Maryland  21046

ITEM 2.

(a)

Name of Persons Filing:

Sequoia Capital Franchise Fund, L.P.

Sequoia Capital Franchise Partners, L.P.

SCFF Management, LLC

Michael Moritz (“MM”)

Douglas Leone  (“DL”)

Mark Stevens  (“MS”)

Michael Goguen  (“MG”)

SCFF LLC is the General Partner of SCFF and SCFP.  MM, DL, MS and MG are Managing Members of SCFF LLC.

(b)

Address of Principal Business Office or, if none, Residence:

3000 Sand Hill Road, 4-180

Menlo Park, CA  94025

(c)

Citizenship:

MM, DL, MS, MG:  USA

SCFF LLC, SCFF, SCFP:  Delaware

(d)

Title of Class of Securities:

Common

(e)

CUSIP Number:

83616T108

ITEM 3.

If this statement is filed pursuant to Rules 13d-1(b) or 13d-2(b) or (c), check whether the person filing is a:

Not applicable

ITEM 4.

Ownership

See rows 5 through 11 of cover pages

ITEM 5.

Ownership of five percent or less of a class

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following.  [  ]

CUSIP NO. 83616T108	13 G	Page 10 of 12 Pages

ITEM 6.

Ownership of more than five percent on behalf of another person

Not applicable

ITEM 7.

Identification and Classification of the Subsidiary which acquired the security being reported on by the parent holding company or control person

Not applicable

ITEM 8.

Identification and classification of members of the group

Not applicable

ITEM 9.

Notice of dissolution of group

Not applicable

ITEM 10.

Certification

Not applicable

CUSIP NO. 83616T108	13 G	Page 11 of 12 Pages

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:  February 8, 2008

Sequoia Capital Franchise Fund, L.P. Sequoia Capital Franchise Partners, L.P.
By: SCFF Management, LLC, their General Partner
By: /s/ Michael Moritz Michael Moritz, Managing Member

/s/ Michael Moritz Michael Moritz
/s/ Douglas Leone Douglas Leone
/s/ Mark Stevens Mark Stevens
/s/ Michael Goguen Michael Goguen

CUSIP NO. 83616T108	13 G	Page 12 of 12 Pages

EXHIBIT 1

AGREEMENT AS TO JOINT FILING OF SCHEDULE 13G

The undersigned hereby agree that the Schedule 13G relating to shares of Sourcefire, Inc. to which this Agreement as to Joint Filing of Schedule 13G is attached as an exhibit is filed on behalf of each of them.

Date: February 8, 2008

Sequoia Capital Franchise Fund, L.P. Sequoia Capital Franchise Partners, L.P.
By: SCFF Management, LLC, their General Partner
By: /s/ Michael Moritz Michael Moritz, Managing Member

/s/ Michael Moritz Michael Moritz
/s/ Douglas Leone Douglas Leone
/s/ Mark Stevens Mark Stevens
/s/ Michael Goguen Michael Goguen